Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Petro Kacur T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301
THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2014 RESULTS

Volume and value share gains in nonalcoholic ready-to-drink beverages
2% global volume growth with 2% global price/mix

First Quarter 2014 Highlights

•	Global unit case volume grew 2%. Coca-Cola International volume grew 2% while North America’s volume was even.

•	Reported net revenues declined 4%. Excluding the impact of structural changes, comparable currency neutral net revenues grew 2%.

•	Reported operating income declined 1%. Excluding the impact of structural changes, comparable currency neutral operating income grew 7% while we accelerated investments behind our brands.

•	Reported EPS was $0.36, down 6%, and comparable EPS was $0.44, down 4%. Comparable currency neutral EPS increased 5%.

•	Gained both global volume and value share in nonalcoholic ready-to-drink beverages, with value share gains ahead of volume share gains.

•
As part of the expansion of our productivity and reinvestment program announced in February, we are on track to invest an incremental $400 million in 2014 media initiatives in order to accelerate top-line growth.

•	Cash from operations was $1.1 billion.

ATLANTA, April 15, 2014 – The Coca-Cola Company today reported first quarter 2014 operating results. Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, "Our growth momentum is steadily improving in line with our expectations, as we delivered sequentially stronger volume growth of 2% in the quarter while gaining global volume and value share in nonalcoholic ready-to-drink beverages. While we are making meaningful progress across our five strategic priorities to restore our momentum, we are firmly committed to further advancing our growth trajectory through 2014 as we are accelerating marketing investments in our brands and focusing relentlessly on marketplace execution in partnership with our bottling partners around the world. In the near term, we are committed to delivering on our performance goals and generating increased shareowner value through improved productivity efforts and targeted investments. All of us at The Coca-Cola Company remain confident in our ability to deliver on our strategies while further strengthening our foundation for profitable and sustainable long-term growth toward our 2020 Vision."

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 2% for the first quarter and gained volume and value share in nonalcoholic ready-to-drink (NARTD) beverages, as we continue to leverage the strongest portfolio of brands in the industry. Volume in our developed markets was down 1%, impacted by the shift in the Easter holiday from the first quarter last year to the second quarter this year. However, volume increased in certain key developed markets, including Japan (+3%) and Australia (+1%), while volume in North America was even. Volume grew 3% in our developing and emerging markets, with China (+12%) and Brazil (+4%) both accelerating sequentially due to strong marketing campaigns centered around holiday programming and the FIFA World CupTM as well as a systemwide focus on execution. India and Russia both grew volume 6% while gaining NARTD volume and value share.
After adjusting for the deconsolidation of certain Company-owned bottling operations in 2013, the Company delivered comparable currency neutral net revenue growth of 2%, capturing global price/mix of 2% on concentrate sales volume that was even in the quarter. Excluding the impact of these structural changes, we grew comparable currency neutral operating income 7%, while investing in brand-building initiatives. The Company returned $713 million in cash to its shareowners through net share repurchases in the quarter, and we are on track to repurchase between $2.5 to $3.0 billion in shares by the end of the year. In February, the Company increased our quarterly dividend 9% to $0.305 per share, equivalent to an annual dividend of $1.22 per share.

Worldwide sparkling beverage volume was down 1% for the quarter, as we gained global value share and maintained global volume share in sparkling beverages. As anticipated, the shift in the Easter holiday impacted our global sparkling portfolio’s performance for the quarter. In addition, our sparkling volume in Great Britain was down double digits as our bottling partner maintained disciplined pricing in the quarter, which we expect will remain rational going forward, and as our system transitioned into a new 1.75L consumer-relevant package. Importantly, we are seeing initial positive results in key markets where we have incrementally invested to drive growth. In China, increased marketing efforts coupled with strong activation of our Chinese New Year programming resulted in double-digit transaction growth as we focused on driving consumption of our entry-level immediate consumption packages. In North America, accelerated media investments with successful Sochi 2014 Winter Olympics and Super Bowl advertising drove a sequential improvement in brand Coca-Cola volume.
We grew worldwide still beverage volume 8% for the quarter, with solid volume growth across multiple beverage categories, including juices and juice drinks, ready-to-drink teas, packaged water, sports drinks and energy drinks. We gained global volume and value share in total still beverages, including juices and juice drinks, ready-to-drink teas, packaged water and sports drinks.

OPERATING REVIEW

	Three Months Ended March 28, 2014
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income	Comparable Currency Neutral Operating Income Excluding Structural

Total Company	2	(4)	(1)	4	7

Eurasia & Africa	2	(2)	7	23
Europe	(4)	10	5	4
Latin America	1	(10)	(12)	8
North America	0	(2)	25	(8)
Asia Pacific	7	(5)	(8)	2
Bottling Investments	(10)	(18)	—	(79)

	Three Months Ended March 28, 2014
	% Favorable / (Unfavorable)
	Concentrate Sales/ Reported Volume *	Price/Mix	Currency	Structural Changes	Net Revenues	Comparable Currency Neutral Net Revenues	Comparable Currency Neutral Net Revenues Excluding Structural

Total Company	0	2	(4)	(2)	(4)	0	2

Eurasia & Africa	1	9	(12)	0	(2)	11
Europe	(2)	10	2	0	10	8
Latin America	(4)	11	(17)	0	(10)	7
North America	(1)	0	(1)	0	(2)	(1)
Asia Pacific	8	(6)	(7)	0	(5)	2
Bottling Investments	4	(4)	(1)	(17)	(18)	(16)
* Represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only and is computed on a reported basis.

Eurasia & Africa

•
Our Eurasia and Africa Group grew volume 2%, cycling a strong 15%, and maintained volume share in NARTD beverages. Four of the group’s five business units delivered volume growth for the quarter despite a challenging macroeconomic environment and social unrest in certain markets.

•
Price/mix increased a strong 9% due to positive pricing in the majority of markets coupled with favorable geographic mix. Reported operating income grew 7% in the quarter with comparable currency neutral operating income increasing 23%, reflecting solid revenue growth as well as the timing and tight control of operating expenses, partially offset by increased investments in our brands.

•
During the quarter, Eurasia and Africa continued to focus on driving executional capabilities in the marketplace, programming around the Olympics, and integrated marketing campaigns such as “Coke with Meals”. Sparkling beverage volume grew 1%, led by brand Coca-Cola in Russia, which increased 9%, as we concluded a robust calendar of marketing activities related to the Sochi 2014 Winter Olympics. Still beverage volume grew 7% in the quarter, resulting in volume and value share gains, with balanced volume growth across all categories.

Europe

•
Volume in our Europe Group was down 4%, driven primarily by the shift of the Easter holiday into the second quarter this year and the impact of our bottling partner maintaining disciplined pricing in Great Britain while transitioning into a new 1.75L consumer-relevant package for sparkling beverages.

•
Concentrate sales were ahead of unit case sales primarily due to the timing of shipments. For the full year, we expect concentrate sales to be in line with unit case sales. The consolidation of the innocent juice and smoothie business in second quarter 2013 delivered 7 points of Europe’s price/mix and disproportionately contributed to net revenues as compared to operating income due to the higher cost structure associated with a finished goods business and our level of investment in innocent as we continue to build and expand the business. Reported operating income increased 5% in the quarter. Comparable currency neutral operating income increased 4% in the quarter, driven by positive pricing in the majority of markets, favorable geographic mix and the favorable timing of operating expenses, partially offset by the consolidation of the innocent business.

•	Our sparkling beverage volume declined 5% in the quarter, while still beverage volume grew 1%.

Latin America

•
Volume growth of 1% in Latin America in the quarter was driven by renewed momentum in our Brazil business unit, which benefited from robust marketing campaigns, centered around the FIFA World CupTM and the Carnival holiday, as well as favorable weather. Volume in our Latin Center (+5%) and South Latin (+2%) business units continued to grow, partially offset by a low single-digit volume decline in Mexico given the new excise tax that impacted the beverage industry and our business.

•
Unit case sales were ahead of concentrate sales primarily due to the timing of shipments. For the full year, we expect concentrate sales to be in line with unit case sales. Price/mix for the group increased 11%, reflecting positive pricing in all four business units as well as the underlying inflationary environment in several markets. Reported operating income decreased 12% in the quarter, with comparable currency neutral operating income up 8%, reflecting positive pricing coupled with favorable geographic mix, partially offset by strong investments in our brands, including investments related to the FIFA World CupTM.

•
Sparkling beverage volume for the group was down 1%, reflecting the impact of the new excise tax in Mexico, while we drove sparkling volume growth in the remaining three business units, leading to maintained volume share in core sparkling beverages. Still beverage volume grew high single digits, driven by solid growth across all business units, resulting in volume and value share gains in total still beverages, including ready-to-drink teas, sports drinks and packaged water.

North America

•	Our North America Group delivered even volume versus the prior year quarter while gaining value share and maintaining volume share.

•
Price/mix for our sparkling business increased 2%, reflecting the further implementation of our new pricing strategy, while overall price/mix for the group was even. Reported operating income increased 25%, which includes items impacting comparability, principally net gains/losses related to our economic hedges. Comparable currency neutral operating income declined 8% in the quarter, reflecting one less selling day in the quarter, the shift in the Easter holiday and the timing of operating expenses, and is expected to normalize throughout the year.

•
Our sparkling beverage volume declined 1% in the quarter, although it outperformed the rest of the industry as we leveraged our occasion-brand-price-package-channel (OBPPC) architecture to deliver value share growth ahead of volume share growth. Brand Coca-Cola volume was even in the quarter, a sequential improvement, and we saw significant improvement in brand health metrics driven by both the quantity and quality of media investments around Super Bowl and Sochi 2014 Winter Olympics programming. Our flavored sparkling portfolio did well in the quarter, with Fanta up 3% and Sprite up 1%. Still beverage volume grew 3% in the quarter, with balanced growth and volume and value share gains across most still beverage categories, making this the 16th consecutive quarter that our still beverage portfolio has either maintained or gained both volume and value share. Powerade continued its growth trajectory, up 9%, with growth coming from both the base business and the new Powerade Zero Drops. Our juice and juice drinks business continues to grow volume, led by Simply, up 10%, with significant improvement in brand health metrics driven by both the quantity and quality of media investments.

Asia Pacific

•
Our Asia Pacific Group grew volume 7% in the quarter, resulting in volume share growth in total NARTD beverages. Growth was broad based, including 12% growth in China, 6% growth in India and 3% growth in Japan.

•
Concentrate sales in the quarter were ahead of unit case sales primarily due to the timing of shipments. For the full year, we expect concentrate sales to be in line with unit case sales. Unfavorable price/mix in the quarter was primarily a result of geographic mix as well as shifts in product and channel mix within individual markets. Reported operating income was down 8% in the quarter. Comparable currency neutral operating income increased 2% in the quarter, reflecting volume growth partially offset by unfavorable price/mix and continued investments behind our brands.

•
Sparkling beverage volume increased low single digits in the quarter, led by brand Coca-Cola (+2%) and Sprite (+4%), resulting in volume and value share gains. Still beverage volume grew double digits in the quarter, with volume share gains in total still beverages, including juices and juice drinks, ready-to-drink teas, packaged water and sports drinks.

Bottling Investments

•
Our Bottling Investments Group (BIG) grew volume 5% in the quarter on a comparable basis, led by China and India, after adjusting for the net impact of structural changes, primarily the deconsolidation of the Philippine and Brazilian bottling operations in 2013. BIG volume, including the impact of structural changes, was down 10% in the quarter.

•
The reported operating loss for the quarter was $26 million, which includes restructuring charges associated with our Company-owned bottling operations in Germany. Comparable currency neutral operating income decreased 79% due to the structural changes referenced above and one less selling day in the quarter, partially offset by improved performance in certain markets.

FINANCIAL REVIEW
Summary of First Quarter 2014 Financial Performance
Reported net revenues declined 4%. Unit case sales were in line with concentrate sales after adjusting for the effect of one less selling day in the quarter and structural changes. Excluding the impact of structural changes, comparable currency neutral net revenues grew 2% in the quarter, reflecting even concentrate sales and positive price/mix. Structural changes that impacted net revenues were primarily the deconsolidation of bottling operations in the Philippines and Brazil in 2013.
Reported operating income decreased 1%. Currency was a 10% headwind and structural changes were a 2% headwind on comparable operating income. Excluding the impact of structural changes, comparable currency neutral operating income increased 7%. Despite the effect of one less selling day in the quarter and strategically investing in brand-building initiatives around the world, we captured positive operating expense leverage as we benefited from the timing of operating expenses, while also continuing to efficiently manage our operating costs. Items impacting comparability reduced first quarter 2014 operating income by $83 million and reduced first quarter 2013 operating income by $203 million.
Reported EPS was $0.36 and comparable EPS was $0.44. Items impacting comparability reduced first quarter 2014 reported EPS by a net $0.08 and reduced first quarter 2013 reported EPS by a net $0.07. Comparable currency neutral EPS was up 5% for the quarter.
The reported effective tax rate for the quarter was 26.2% and the underlying effective annual tax rate was 23.0%. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.
First quarter cash from operations was $1.1 billion, up 123%, primarily due to cycling incremental pension contributions last year and the efficient management of working capital, partially offset by an unfavorable impact from currency exchange rates.
During the first quarter, our net share repurchases totaled $713 million.

Currency
Based on recent changes to the Venezuelan currency exchange rate mechanisms, we changed the exchange rate we used to remeasure our Venezuelan subsidiary’s financial statements into U.S. dollars. As of March 28, 2014, we used the exchange rate determined by periodic auctions for U.S. dollars conducted under Venezuela’s Complementary System of Foreign Currency Administration (SICAD 1). As of March 28, 2014, the SICAD 1 rate was 10.8 bolivars to the U.S. dollar, compared to the official exchange rate of 6.3 bolivars to the U.S. dollar we previously used. During the first quarter, the Company recorded charges of $247 million related to the devaluation of the Venezuelan bolivar.
Based on our current projections, we expect this change in exchange rates to have an unfavorable currency impact on our operating income for the remainder of 2014. Additionally, the Venezuelan government issued a new law on fair pricing establishing the maximum profit a business can earn in Venezuela. We are currently evaluating the impact the new law may have on our 2014 operating results.

2014 Outlook
The bottling transactions completed in 2013 are anticipated to have an unfavorable 1% structural impact on both our full-year 2014 net revenues and operating income, with the full impact occurring in the first half of the year.
Currency exchange rates are expected to have an unfavorable impact on our reported results in 2014. Based on current spot rates, our existing hedge positions, and the cycling of our prior year rates, we estimate currency will be an approximate 7% headwind on our full-year operating income, and an approximate 7% headwind on our second quarter operating income. This outlook reflects the negative impact of the Venezuela devaluation, partially offset by slight improvements in other currencies as compared to the outlook we provided at the time of our year-end 2013 earnings release.
The underlying effective annual tax rate on operations in 2014 is expected to remain unchanged at approximately 23.0%.
In 2014, we are targeting net share repurchases of $2.5 to $3.0 billion.

Items Impacting Comparability
For details on items impacting comparability in the quarter, see the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

NOTES

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
First quarter 2014 financial results were impacted by one less selling day, and fourth quarter 2014 financial results will be impacted by one additional selling day. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•	As previously announced, effective Jan. 1, 2014, the Company renamed our Pacific operating segment the Asia Pacific operating segment.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss first quarter 2014 results today, April 15, 2014 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.coca-colacompany.com in the “Investors section”. A replay in downloadable MP3 format and a transcript of the call will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures, which may be used periodically by management when discussing our financial results with investors and analysts, to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 28, 2014	March 29, 2013	% Change[1]
Net Operating Revenues	$10,576	$11,035	(4)
Cost of goods sold	4,083	4,324	(6)
Gross Profit	6,493	6,711	(3)
Selling, general and administrative expenses	3,989	4,182	(5)
Other operating charges	128	121	6
Operating Income	2,376	2,408	(1)
Interest income	123	116	6
Interest expense	124	102	21
Equity income (loss) — net	71	87	(19)
Other income (loss) — net	(241)	(165)	(46)
Income Before Income Taxes	2,205	2,344	(6)
Income taxes	579	575	0
Consolidated Net Income	1,626	1,769	(8)
Less: Net income (loss) attributable to noncontrolling interests	7	18	(57)
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,619	$1,751	(8)
Diluted Net Income Per Share[2]	$0.36	$0.39	(6)
Average Shares Outstanding — Diluted[2]	4,464	4,530

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the three months ended March 28, 2014 and March 29, 2013, basic net income per share was $0.37 for 2014 and $0.39 for 2013 based on average shares outstanding — basic of 4,401 million for 2014 and 4,455 million for 2013. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 28, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$9,131	$10,414
Short-term investments	6,918	6,707
Total Cash, Cash Equivalents and Short-Term Investments	16,049	17,121
Marketable securities	3,384	3,147
Trade accounts receivable, less allowances of $63 and $61, respectively	5,233	4,873
Inventories	3,357	3,277
Prepaid expenses and other assets	3,029	2,886
Total Current Assets	31,052	31,304
Equity Method Investments	10,283	10,393
Other Investments	2,844	1,119
Other Assets	4,655	4,661
Property, Plant and Equipment — net	14,860	14,967
Trademarks With Indefinite Lives	6,745	6,744
Bottlers' Franchise Rights With Indefinite Lives	7,403	7,415
Goodwill	12,343	12,312
Other Intangible Assets	1,104	1,140
Total Assets	$91,289	$90,055

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,959	$9,577
Loans and notes payable	18,250	16,901
Current maturities of long-term debt	1,551	1,024
Accrued income taxes	296	309
Total Current Liabilities	30,056	27,811
Long-Term Debt	18,640	19,154
Other Liabilities	3,414	3,498
Deferred Income Taxes	6,257	6,152
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	12,332	12,276
Reinvested earnings	61,937	61,660
Accumulated other comprehensive income (loss)	(3,594)	(3,432)
Treasury stock, at cost — 2,648 and 2,638 shares, respectively	(39,781)	(39,091)
Equity Attributable to Shareowners of The Coca-Cola Company	32,654	33,173
Equity Attributable to Noncontrolling Interests	268	267
Total Equity	32,922	33,440
Total Liabilities and Equity	$91,289	$90,055

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended
	March 28, 2014	March 29, 2013
Operating Activities
Consolidated net income	$1,626	$1,769
Depreciation and amortization	473	473
Stock-based compensation expense	39	47
Deferred income taxes	13	157
Equity (income) loss — net of dividends	(65)	(77)
Foreign currency adjustments	280	184
Significant (gains) losses on sales of assets — net	—	(1)
Other operating charges	84	74
Other items	46	36
Net change in operating assets and liabilities	(1,430)	(2,184)
Net cash provided by operating activities	1,066	478
Investing Activities
Purchases of investments	(4,369)	(3,506)
Proceeds from disposals of investments	2,595	2,225
Acquisitions of businesses, equity method investments and nonmarketable securities	(85)	(28)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	—	690
Purchases of property, plant and equipment	(449)	(498)
Proceeds from disposals of property, plant and equipment	68	35
Other investing activities	27	(136)
Net cash provided by (used in) investing activities	(2,213)	(1,218)
Financing Activities
Issuances of debt	10,926	12,585
Payments of debt	(9,567)	(10,065)
Issuances of stock	191	417
Purchases of stock for treasury	(875)	(1,523)
Dividends	—	—
Other financing activities	(470)	21
Net cash provided by (used in) financing activities	205	1,435
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(341)	25
Cash and Cash Equivalents
Net increase (decrease) during the period	(1,283)	720
Balance at beginning of period	10,414	8,442
Balance at end of period	$9,131	$9,162

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 28, 2014	March 29, 2013	% Fav. / (Unfav.)	March 28, 2014	March 29, 2013	% Fav. / (Unfav.)	March 28, 2014	March 29, 2013	% Fav. / (Unfav.)
Eurasia & Africa	$658	$669	(2)	$303	$282	7	$308	$289	7
Europe	1,293	1,177	10	719	683	5	731	694	5
Latin America	1,111	1,228	(10)	668	763	(12)	667	764	(13)
North America	4,793	4,887	(2)	428	341	25	425	342	24
Asia Pacific	1,315	1,390	(5)	557	602	(8)	560	604	(7)
Bottling Investments	1,673	2,038	(18)	(26)	39	—	22	109	(79)
Corporate	33	44	(24)	(273)	(302)	9	(508)	(458)	(11)
Eliminations	(300)	(398)	24	—	—	—	—	—	—
Consolidated	$10,576	$11,035	(4)	$2,376	$2,408	(1)	$2,205	$2,344	(6)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended March 28, 2014, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $159 million for Europe, $17 million for Latin America, $3 million for North America, $105 million for Asia Pacific and $16 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $75 million for North America, $7 million for Asia Pacific, $42 million for Bottling Investments and $4 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives.

•
Income (loss) before income taxes was reduced by $21 million for Bottling Investments and $226 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•
Income (loss) before income taxes was reduced by $6 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

During the three months ended March 29, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $157 million for Europe, $71 million for Latin America, $4 million for North America, $146 million for Asia Pacific and $20 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $82 million for North America, $8 million for Asia Pacific, $21 million for Bottling Investments and $10 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for North America due to the refinement of previously established accruals related to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•	Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Corporate due to transaction costs associated with the pending merger of certain bottling partners.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•
Income (loss) before income taxes was reduced by $30 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was increased by $1 million for Corporate due to an adjustment to the Company's loss on the sale of a controlling ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA, S.A.B. de C.V.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Restructuring
During the three months ended March 28, 2014 and March 29, 2013, the Company recorded charges of $42 million and $21 million, respectively, related to the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of the Company's productivity and reinvestment program.
Productivity and Reinvestment
During the three months ended March 28, 2014 and March 29, 2013, the Company recorded charges of $86 million and $102 million, respectively, related to our productivity and reinvestment program. This program is focused on the following initiatives: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; data and information technology systems standardization; and further integration of CCE's former North America business.
In February 2014, the Company announced that we are expanding our productivity and reinvestment program to drive an incremental $1 billion in productivity by 2016 that will primarily be redirected into increased media investments. Our incremental productivity goal consists of two relatively equal components. First, expanded savings through global supply chain optimization, data and information technology system standardization, and resource and cost reallocation. These savings will be reinvested in global brand-building initiatives, with an emphasis on increased media spending. Second, we will be increasing the effectiveness of our marketing investments by transforming our marketing and commercial model to redeploy resources into more consumer-facing marketing investments to accelerate growth.
Equity Investees
During the three months ended March 28, 2014 and March 29, 2013, the Company recorded net charges of $6 million and $30 million, respectively. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months ended March 29, 2013, the Company recorded a charge of $1 million related to transaction costs associated with the pending merger of certain bottling partners. The Company also recorded a benefit of $1 million related to an adjustment to the Company's loss on the sale of a majority interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA, S.A.B. de C.V. in January 2013.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items
Impact of Natural Disasters
On October 29, 2012, Hurricane Sandy caused widespread flooding and wind damage across the mid-Atlantic region of the United States, primarily in New York and New Jersey. During the three months ended March 29, 2013, the Company reversed charges of $3 million due to the refinement of previously established accruals related to the loss or damage of certain fixed assets resulting from the hurricane.
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended March 28, 2014 and March 29, 2013, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease of $45 million and an increase of $82 million, respectively, to our non-GAAP operating income.
Hyperinflationary Economies
During the three months ended March 28, 2014 and March 29, 2013, the Company recorded charges of $247 million and $149 million, respectively, related to the devaluation of the Venezuelan bolivar, including our proportionate share of the charges incurred by an equity method investee which has operations in Venezuela.
Certain Tax Matters
During the three months ended March 28, 2014 and March 29, 2013, the Company recorded a net tax charge of $5 million and $1 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 28, 2014
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,576	$4,083	$6,493	61.4%	$3,989	$128	$2,376	22.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(42)	42
Productivity & Reinvestment	—	—	—		—	(86)	86
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	—	—
Other Items	8	56	(48)		(3)	—	(45)
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$10,584	$4,139	$6,445	60.9%	$3,986	$—	$2,459	23.2%

	Three Months Ended March 29, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,035	$4,324	$6,711	60.8%	$4,182	$121	$2,408	21.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(21)	21
Productivity & Reinvestment	—	—	—		—	(102)	102
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(1)	1
Other Items	4	(75)	79		(3)	3	79
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$11,039	$4,249	$6,790	61.5%	$4,179	$—	$2,611	23.7%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(4)	(6)	(3)		(5)	6	(1)
% Currency Impact	(4)	(2)	(5)		(2)	—	(11)
% Change — Currency Neutral Reported	0	(4)	2		(2)	—	10
% Structural Impact	(2)	(2)	(2)		(2)	—	(2)
% Change — Currency Neutral Reported and Adjusted for Structural Items	2	(1)	4		0	—	13

% Change — After Considering Items (Non-GAAP)	(4)	(3)	(5)		(5)	—	(6)
% Currency Impact After Considering Items (Non-GAAP)	(4)	(2)	(5)		(2)	—	(10)
% Change — Currency Neutral After Considering Items (Non-GAAP)	0	(1)	0		(2)	—	4
% Structural Impact After Considering Items (Non-GAAP)	(2)	(2)	(2)		(2)	—	(2)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	2	2	2		0	—	7

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 28, 2014
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$124	$71	$(241)	$2,205	$579	26.2%	$7	$1,619	$0.36
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	42	—		—	42	0.01
Productivity & Reinvestment	—	—	—	86	32		—	54	0.01
Equity Investees	—	6	—	6	1		—	5	—
Transaction Gains/Losses	—	—	—	—	—		—	—	—
Other Items	—	21	226	202	(22)		—	224	0.05
Certain Tax Matters	—	—	—	—	(5)		—	5	—
After Considering Items (Non-GAAP)	$124	$98	$(15)	$2,541	$585	23.0%	$7	$1,949	$0.44

	Three Months Ended March 29, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$102	$87	$(165)	$2,344	$575	24.6%	$18	$1,751	$0.39
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	21	—		—	21	—
Productivity & Reinvestment	—	—	—	102	40		—	62	0.01
Equity Investees	—	30	—	30	3		—	27	0.01
Transaction Gains/Losses	—	—	(1)	—	(4)		—	4	—
Other Items	—	9	140	228	28		—	200	0.04
Certain Tax Matters	—	—	—	—	(1)		—	1	—
After Considering Items (Non-GAAP)	$102	$126	$(26)	$2,725	$641	23.5%	$18	$2,066	$0.46

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	21	(19)	(46)	(6)	0		(57)	(8)	(6)
% Change — After Considering Items (Non-GAAP)	21	(23)	40	(7)	(9)		(57)	(6)	(4)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,464 million average shares outstanding — diluted

[2]	4,530 million average shares outstanding — diluted
Diluted net income per share growth for the three months ended March 28, 2014, included an unfavorable currency impact of 15%. Currency neutral diluted net income per share growth for the three months ended March 28, 2014, was 9%. Diluted net income per share growth after considering items impacting comparability for the three months ended March 28, 2014, included an unfavorable currency impact of 10%. Currency neutral diluted net income per share growth after considering items impacting comparability for the three months ended March 28, 2014, was 5%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended March 28, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$303	$719	$668	$428	$557	$(26)	$(273)	$2,376
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	42	—	42
Productivity & Reinvestment	—	—	—	75	7	—	4	86
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	(53)	—	(1)	9	(45)
After Considering Items (Non-GAAP)	$303	$719	$668	$450	$564	$15	$(260)	$2,459

	Three Months Ended March 29, 2013
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$282	$683	$763	$341	$602	$39	$(302)	$2,408
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	21	—	21
Productivity & Reinvestment	2	—	—	82	8	—	10	102
Transaction Gains/Losses	—	—	—	—	—	—	1	1
Other Items	—	—	—	68	—	8	3	79
After Considering Items (Non-GAAP)	$284	$683	$763	$491	$610	$68	$(288)	$2,611

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	7	5	(12)	25	(8)	—	9	(1)
% Currency Impact	(16)	1	(21)	(1)	(9)	—	(4)	(11)
% Change — Currency Neutral Reported	23	4	8	26	2	—	13	10

% Change — After Considering Items (Non-GAAP)	7	5	(12)	(8)	(8)	(78)	10	(6)
% Currency Impact After Considering Items (Non-GAAP)	(16)	1	(21)	0	(9)	1	(3)	(10)
% Change — Currency Neutral After Considering Items (Non-GAAP)	23	4	8	(8)	2	(79)	12	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Expense Leverage:

	Three Months Ended March 28, 2014
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(1)	(3)	2
% Change — Currency Neutral Reported	10	2	8
% Change — Currency Neutral Reported and Adjusted for Structural Items	13	4	8

% Change — After Considering Items (Non-GAAP)	(6)	(5)	(1)
% Change — Currency Neutral After Considering Items (Non-GAAP)	4	0	4
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	7	2	4

Note:	Certain rows may not add due to rounding.
1 Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Three Months Ended March 28, 2014	Three Months Ended March 29, 2013
Reported (GAAP)
Issuances of Stock	$191	$417
Purchases of Stock for Treasury	(875)	(1,523)
Net Change in Stock Issuance Receivables[1]	(6)	16
Net Change in Treasury Stock Payables[2]	(23)	11
Net Treasury Share Repurchases (Non-GAAP)	$(713)	$(1,079)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our Company's portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca‑colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at
www.linkedin.com/company/the-coca-cola-company.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the market place; product safety and quality concerns; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues, even if unwarranted; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; one or more of our counterparty financial institutions default on their obligations to us or fail; an inability to realize additional benefits targeted by our productivity and reinvestment program; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013, which filing is available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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